Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Xenetic Biosciences, Inc. on Form S-8 (File Nos. 333-261956, 333-237529, 333-222272 and 333-218024) and on Form S-3 (File Nos. 333-282756, 333-258810, and 333-233769) of our report dated March 18, 2025, with respect to our audits of the consolidated financial statements of Xenetic Biosciences, Inc. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, which report is included in this Annual Report on Form 10-K of Xenetic Biosciences, Inc. for the year ended December 31, 2024.

/s/ Marcum LLP

Hartford, CT

March 18, 2025